BROWN & WOOD
One World Trade Center
New York, N.Y. 10048-0557
Telephone: 212-839-5300
Facsimile 212-839-5599


                                        October 24, 1995




Merrill Lynch Fundamental Growth Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in connection
with the notice (the "Notice") to be filed by Merrill Lynch Fundamental Growth Fund,
Inc., a Maryland corporation (the "Fund"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment
Company Act of 1940, as amended. The Notice is being filed to make definite the registration under the Securities Act of 1933, as amended, of 13,449,397 shares of common stock, par value $.10 per share, of the Fund (the "Shares") which were sold during the Fund's fiscal year ended August 31, 1995.
     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as


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we have deemed
relevant to the matters referred to in this opinion.
     Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an attachment to the Notice.
                                   Very truly yours,